Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Artisoft, Inc.

We consent to the incorporation by reference herein of our report dated August 6, 2002, except for note 14 which is dated as of September 27, 2002 and notes 2 and 16 which are dated as of May 19, 2003, relating to the consolidated balance sheets of Artisoft, Inc. and its subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in Artisoft, Inc.'s Amendment No. 1 to the June 30, 2002 annual report on Form 10-K/A, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report contains an explanatory paragraph that states that the accompanying consolidated balance sheets as of June 30, 2002 and 2001 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 2002 have been restated as discussed in Note 2 to the consolidated financial statements.

/s/ KPMG

Boston, Massachusetts
May 19, 2003